UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2019 (February 15, 2019)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2019, Allen L. Shiver, president and chief executive officer of Flowers Foods, Inc. (the “Company”) and a member of the board of directors of the Company (the “Board”), notified the Company that he will retire from those positions, effective as of the Company’s 2019 Annual Meeting of Shareholders (the “Transition Date”).

In connection with Mr. Shiver’s retirement, on February 15, 2019, the Board elected A. Ryals McMullian, 49, who has served as the Company’s chief operating officer since June 27, 2018, to serve as the Company’s president and chief executive officer, effective as of the Transition Date.

Effective as of the Transition Date, the Board has approved the following changes to Mr. McMullian’s compensation as a result of his promotion: (i) Mr. McMullian’s annual base salary will increase to $700,000; (ii) Mr. McMullian’s target bonus percentage under the Company’s 2019 Annual Executive Bonus Plan (the “Bonus Plan”) will be 100% of his base salary; and (iii) in combination with grants already made, Mr. McMullian’s target award opportunity under the 2019 long term incentive program under the Company’s 2014 Omnibus Equity and Incentive Compensation Plan (the “Omnibus Plan”) will be increased to a value of approximately $1.6 million. In addition, Mr. McMullian will be entitled to receive on the Transition Date a one-time award of time-based restricted stock pursuant to the Omnibus Plan in the amount of $1,000,000, vesting 100% on the fourth anniversary of the date of grant, provided that Mr. McMullian remains employed by the Company during this period. The information about Mr. McMullian required under Item 401(d) and Item 404(a) of Regulation S-K is incorporated by reference from the Company’s proxy statement for the Company’s 2018 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 2, 2018.

In connection with Mr. Shiver’s retirement, the Company and Mr. Shiver have entered into a retirement agreement and general release (the “Agreement”), dated as of February 15, 2019. Pursuant to the terms of the Agreement, Mr. Shiver will: (i) receive a retirement payment of $1,319,231, which is equivalent to one week of base salary for each year of service to the Company plus 26 weeks of prorated cash bonus at 100% of target bonus percentage under the Bonus Plan; (ii) receive six months of continued health care premiums under COBRA; (iii) retain all benefits vested in accordance with their terms as of the Transition Date under the Company’s benefit programs; and (iv) continue to be eligible to participate in the Company’s benefit programs until the Transition Date. Under the terms of the Agreement, Mr. Shiver will act as a non-executive special advisor to the Company through December 31, 2019.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued by the Company announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Retirement Agreement and General Release, dated as of February 15, 2019, between Flowers Foods, Inc. and Allen L. Shiver

99.1	Press Release of Flowers Foods, Inc. dated February 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Chief Financial Officer and Chief Administrative Officer

Date: February 19, 2019